Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES THIRD

QUARTER 2008 EPS of $0.07, $10.1 MILLION

INCREASE IN NET INCOME OVER PRIOR YEAR;

INTRODUCES FOURTH QUARTER 2008 GUIDANCE

FOOTHILL RANCH, CA—(BUSINESS WIRE)—November 20, 2008—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal third quarter ended November 1, 2008, and introduced guidance for its fiscal fourth quarter.

For the third quarter:

•	Net sales for the 13-week period ended November 1, 2008, were $146.6 million compared to net sales of $150.3 million for the 13-week period ended November 3, 2007.

•	Consolidated comparable store sales declined 7.6%. Comparable store sales for Wet Seal declined 3.0% and for Arden B declined 25.0%.

•

Operating income was $7.1 million, or 4.8% of net sales, compared to an operating loss of $4.4 million, or 3.0% of net sales, in the third quarter of fiscal 2007, an increase of $11.5 million year over year.

•	The current year third quarter included new store pre-opening expenses of $0.1 million versus $1.2 million in the prior year third quarter.

•

The prior year third quarter included, within SG&A expenses, $0.7 million in separation charges associated with the departure of the Company’s former Chief Executive Officer and $0.5 million in recruitment fees for the hiring of Ed Thomas for that role.

•	The current year third quarter included $0.5 million of non-cash asset impairment charges versus $1.6 million of such charges in the prior year third quarter.

•

The current year third quarter included a provision for income taxes at an effective rate of 8.7% in order to increase the year-to-date provision for income taxes to an effective rate of 3.7%. The increase in effective rate over the previous estimate through the second quarter resulted from a recent State of California tax law change that disallows use of net operating loss carry forwards in 2008 and 2009 to offset state taxable income. The effect of this increase in effective rate on third quarter results, relative to the effective rate used during the first half of the year, was an increase in the provision for income taxes of approximately $0.5 million.

•	Net income in the current year third quarter was $6.8 million, or $0.07 per diluted share, as compared to a net loss of $3.3 million, or $0.04 per diluted share, in the prior year third quarter.

•

The third quarter earnings per diluted share of $0.07 were at the high end of the Company’s previously announced guidance for the quarter of between $0.05 and $0.07 per diluted share. The Company achieved this result despite the non-cash asset impairment charges and the increase in effective income tax rate noted above, which had a combined negative effect on earnings of $0.01 per diluted share. Neither of these charges was contemplated in the Company’s initial earnings guidance.

Ed Thomas, chief executive officer, commented, “Our third quarter financial results, which are significantly improved over the prior year, reflect our continued success in navigating this challenging economic environment. We delivered improved operating results in both our Wet Seal and Arden B business segments, despite comparable store sale declines, as a result of focused management efforts across all areas of our organization.”

Mr. Thomas continued, “In these difficult times, we are very pleased that Wet Seal proves to be a key destination for young women to find fashionable, value-oriented apparel and accessories.”

The Company generated cash flows from operations of $10.2 million during the third quarter of fiscal 2008 and ended the quarter with $127.6 million of cash and cash equivalents and $2.5 million of long-term debt, comprised of convertible notes, net of discount. As of the end of the prior year third quarter, the Company had cash, cash equivalents and marketable securities of $80.1 million and long-term debt, comprised of convertible notes, net of discount, of $3.4 million.

The Company ended the third quarter with inventories of $41.2 million, representing a 22.2% decrease in inventory per square foot versus the end of the prior year third quarter. This decrease was comprised of a 12.4% decrease at Wet Seal stores and a 46.2% decrease at Arden B stores.

First Nine Months Financial Results

Net sales for the 39 weeks ended November 1, 2008, were $438.1 million compared to net sales of $431.6 million for the 39 weeks ended November 3, 2007. Comparable store sales for the 39 weeks ended November 1, 2008 declined 6.5%, comprised of a 2.7% decline at Wet Seal and a 20.2% decline at Arden B.

Net income for the 39 weeks ended November 1, 2008 was $25.9 million, or $0.26 per diluted share. These results compare to net income of $11.0 million, or $0.11 per diluted share, for the 39 weeks ended November 3, 2007. The current year results included $1.9 million in non-cash interest charges associated with a June 2008 conversion of $3.4 million of the Company’s Secured Convertible Notes into Class A common stock. Excluding the effect of these non-cash interest charges, net income for the 39 weeks ended November 1, 2008, was $27.8 million, or $0.28 per diluted share.

Cash flows from operations for the 39 weeks ended November 1, 2008 was $36.2 million compared to cash flows from operations of $22.9 million for the 39 weeks ended November 3, 2007.

Store Openings

The Company opened three net new stores during the third quarter. At November 1, 2008, the Company operated 500 stores in 47 states, the District of Columbia and Puerto Rico, including 409 Wet Seal stores and 91 Arden B stores.

Capital Expenditures and Depreciation

During the third quarter, the Company incurred capital expenditures of $8.7 million, of which $8.2 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances in the third quarter of $1.2 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $7.5 million.

Depreciation in the third quarter totaled $3.6 million as compared to $3.4 million in the third quarter of 2007.

Capital Transactions

During the third quarter, investors converted Convertible Preferred Stock with a face value of approximately $0.6 million into 185,333 shares of the Company’s Class A Common Stock. No outstanding warrants were exercised, nor were any Secured Convertible Notes converted, into the Company’s Class A common stock during the quarter. As of November 1, 2008, Secured Convertible Notes and Convertible Preferred Stock remain outstanding that are convertible into approximately 3.1 million shares and 537,000 shares, respectively, of the Company’s Class A Common stock, and warrants exercisable into approximately 11.1 million shares of the Company’s Class A common stock also remain outstanding. Exercise of all remaining outstanding warrants via cash payment by the warrant holders would result in proceeds to the Company of $40.3 million. The average exercise price on the outstanding warrants is $3.64, with more than 10.7 million of such warrants having an exercise price in excess of the Company’s closing Class A Common Stock price as of November 19, 2008.

The Company did not repurchase shares during the third quarter and does not have an existing share repurchase program.

Income Taxes

The Company began fiscal 2008 with approximately $138 million of federal net operating loss (“NOL”) carry forwards available to offset taxable income in fiscal 2008 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code (“Section 382”). Subject to potential further adjustment, as discussed further below, the Company believes NOL carry forwards available will be sufficient to offset all federal regular taxable income in fiscal 2008. Accordingly, the Company forecasts an effective income tax rate of 3.7% in fiscal 2008 related to a limited portion of federal alternative minimum taxes that cannot be offset by NOL carry forwards, as well as income taxes in the State of California, which cannot be offset by NOL carry forwards, and certain other state income taxes.

Currently, the Company maintains a 100% valuation allowance against its net deferred income tax assets, which are comprised primarily of NOL carry forwards. As of November 1, 2008, evidence does not support realization of these net deferred income tax assets. However, going forward, as the Company continues to evaluate available evidence, it is possible that some or all of the Company’s deferred income tax assets may be deemed realizable and, accordingly, the valuation allowance recorded against those deferred income tax assets, which the Company currently estimates will be in excess of $70 million by the end of the current fiscal year, may be reversed at or before the end of the current fiscal year. If such valuation allowance is reversed, the Company would record an immediate benefit to income taxes for a substantial majority of the reversal and would record an increase to additional paid-in capital for the remainder of the reversal. Prospectively, the Company would then report an effective income tax rate much closer to statutory rates, which the Company estimates to be in the range of 38% to 40%. However, this would not change the Company’s current expectations that it will not incur significant cash income tax payments in fiscal 2008 or fiscal 2009 as it continues to utilize available NOL carryforwards.

The Company’s current expectations regarding the federal NOL carry forwards it may use annually in fiscal 2008 and thereafter are based on calculations made by management in April 2005 and December 2006, at which times the Company incurred “ownership changes”, as defined in Section 382, that require re-calculation of NOL annual utilization limits. Such ownership changes can result merely from an accumulation of normal market trading activity in the Company’s common stock over time. The NOL annual utilization limits determined upon an ownership change depend on, among other things, the Company’s market capitalization and long-term federal interest rates on the ownership change date. If the Company were to determine it had incurred another ownership change at some time after December 2006, the Company would be required to re-calculate its annual federal NOL utilization limit, which could result in a decrease to NOL carry forwards annually available to offset taxable income.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 39 weeks ended November 1, 2008 (in millions, except for earnings per diluted share):

	39 Weeks Ended November 1, 2008
	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$27.8	$0.28
Charges:
Non-cash interest expense upon conversion of notes	(1.9)	(0.02)

GAAP financial measure	$25.9	$0.26

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

Fourth Quarter Fiscal 2008 Guidance

For the fourth quarter of fiscal 2008, based on current market conditions, earnings are estimated in the range of $0.06 to $0.10 per diluted share. The guidance is based on the following major assumptions:

Net sales between $155.4 million and $160.8 million versus $179.6 million in the prior year fourth quarter. The prior year fourth quarter net sales included a $3.7 million “breakage” benefit resulting from a reduction to deferred revenues for unredeemed gift cards, gift certificates and store credits remaining outstanding more than three years from their respective issuance dates.

Comparable store sales decline between 10% and 13% versus a 1.4% decline in the prior year fourth quarter.

Two net store closings, with one net new store opening at Wet Seal and three closings at Arden B. In the prior year fourth quarter, the Company opened four net new stores.

Pre-opening expenses of $0.1 million versus $0.3 million in the prior year fourth quarter.

Gross margin rate between 30.4% and 32.2% of net sales versus 34.1% in the prior year fourth quarter. Excluding the effect of the $3.7 million breakage benefit in net sales in the prior year fourth quarter, as noted above, the prior year gross margin rate was 32.7%. Factors affecting the forecasted decrease in gross margin rate from the adjusted prior year to the current year fourth quarter are a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline, partially offset by improvement in merchandise margin resulting from more conservative inventory management and aggressive prior year efforts to liquidate an excessive inventory position at Arden B.

SG&A expense between 25.9% and 26.4% of net sales versus 25.7% in the prior year fourth quarter. Excluding the effect of the $3.7 million breakage benefit in net sales in the prior year fourth quarter, the prior year SG&A rate was 26.2%.

Operating income between $6.2 million and $10.2 million versus operating income of $11.3 million in the prior year fourth quarter. The prior year fourth quarter operating income included the effect of the $3.7 million breakage benefit noted above as well as $3.7 million in non-cash asset impairment charges, primarily to fully impair goodwill associated with the Company’s Arden B business.

Interest income of $0.3 million versus $0.9 million in the prior year fourth quarter.

Income tax expense of between $0.2 million and $0.4 million versus income tax expense of less than $0.1 million in the prior year fourth quarter.

Weighted average shares outstanding of 100 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

For all of fiscal 2008, the Company now expects an increase of four net new stores, with approximately thirteen planned openings at Wet Seal offset by two closings at Wet Seal and seven closings at Arden B, primarily as leases expire. The number of net new store openings can fluctuate depending on the outcome of several store lease negotiations still in process. The Company forecasts fiscal 2008 capital expenditures, net of approximately $3 million in tenant improvement allowances, will be between $20 million and $21 million, of which $16 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Conference Call

The Company will host a conference call and question and answer session for its fiscal third quarter today at 8:00 a.m. Pacific Standard Time. To listen to the conference call, please dial (888) 244-2414 and provide ID # 1404695. A broadcast of the call can be accessed on the Company’s website at www.wetsealinc.com. A replay of the call will be available through November 27, 2008. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 1, 2008, the Company operated a total of 500 stores in 47 states, the District of Columbia and Puerto Rico, including 409 Wet Seal stores and 91 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its fourth quarter of fiscal 2008, anticipated store openings and closings, capital expenditures and other forecasts for the full year of fiscal 2008, and expectations regarding its deferred income tax valuation allowance, future effective income tax rates and future net operating loss carry forwards annual utilization limits, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The Wet Seal, Inc.

Summary Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	November 1, 2008	February 2, 2008	November 3, 2007
ASSETS
Cash and cash equivalents	$127,555	$100,618	$19,837
Marketable securities	—	—	60,225
Income taxes receivable	119	167	168
Other receivables	2,209	5,715	5,627
Merchandise inventories	41,234	31,590	51,830
Prepaid expenses	11,165	10,991	10,243

Total current assets	182,282	149,081	147,930
Net equipment and leasehold improvements	78,573	72,881	72,164
Deferred financing costs	197	412	448
Other assets	1,635	1,702	1,712
Goodwill	—	—	3,496

Total assets	$262,687	$224,076	$225,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$15,572	$9,474	$19,542
Accounts payable - other	14,050	10,197	14,447
Income taxes payable	182	—	—
Accrued liabilities	27,226	34,445	35,958
Current portion of deferred rent	3,479	4,729	4,703

Total current liabilities	60,509	58,845	74,650
Secured convertible notes	2,531	3,583	3,350
Deferred rent	30,498	29,686	29,247
Other long-term liabilities	1,800	1,956	2,001

Total liabilities	95,338	94,070	109,248
Convertible preferred stock	1,611	2,167	2,167
Total stockholders’ equity	165,738	127,839	114,335

Total liabilities and stockholders’ equity	$262,687	$224,076	$225,750

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Net sales	$146,644	$150,277	$438,094	$431,611
Gross margin	45,905	43,034	144,631	141,076
Selling, general & administrative expenses	38,334	45,914	116,236	131,334
Asset impairment	519	1,567	822	1,813

Operating income (loss)	7,052	(4,447)	27,573	7,929
Interest income (expense), net	378	1,025	(717)	3,436

Income (loss) before provision (benefit) for income taxes	7,430	(3,422)	26,856	11,365
Provision (benefit) for income taxes	644	(103)	994	341

Net income (loss)	$6,786	$(3,319)	$25,862	$11,024

Weighted average shares, basic	94,680,063	90,014,566	92,564,341	91,517,322
Basic income (loss) per share	$0.07	$(0.04)	$0.27	$0.11
Weighted average shares, diluted	100,258,868	90,014,566	99,285,492	102,456,713
Diluted income (loss) per share	$0.07	$(0.04)	$0.26	$0.11

Segment Reporting

(Unaudited)

The Company operates exclusively in the retail apparel industry, in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments.

Thirteen Weeks Ended November 1, 2008	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$122,487	$24,157	n/a	$146,644
% of total sales	84%	16%	n/a	100%
Comparable store sales % decrease	(3.0)%	(25.0)%	n/a	(7.6)%
Operating income (loss)	$16,760	$(2,257)	$(7,451)	$7,052
Interest income, net	$—	$—	$378	$378
Income (loss) before provision for income taxes	$16,760	$(2,257)	$(7,073)	$7,430
Depreciation and amortization	$2,591	$755	$255	$3,600
Number of stores as of quarter end	409	91	n/a	500
Sales per square foot	$72	$78	n/a	$73
Square footage as of quarter end	1,610	283	n/a	1,893

Thirteen Weeks Ended November 3, 2007	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$118,687	$31,590	n/a	$150,277
% of total sales	79%	21%	n/a	100%
Comparable store sales % decrease	(0.7)%	(12.1)%	n/a	(3.4)%
Operating income (loss)	$12,813	$(7,726)	$(9,534)	$(4,447)
Interest income, net	$—	$—	$1,025	$1,025
Income (loss) before provision (benefit) for income taxes	$12,813	$(7,726)	$(8,509)	$(3,422)
Depreciation and amortization	$2,202	$846	$367	$3,415
Number of stores as of quarter end	396	94	n/a	490
Sales per square foot	$77	$102	n/a	$81
Square footage as of quarter end	1,557	295	n/a	1,852

Thirty-Nine Weeks Ended November 1, 2008	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$360,365	$77,729	n/a	$438,094
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(2.7)%	(20.2)%	n/a	(6.5)%
Operating income (loss)	$51,934	$(2,112)	$(22,249)	$27,573
Interest expense, net	$—	$—	$(717)	$(717)
Income (loss) before provision for income taxes	$51,934	$(2,112)	$(22,966)	$26,856
Depreciation and amortization	$7,662	$2,336	$794	$10,792
Number of stores as of period end	409	91	n/a	500
Sales per square foot	$215	$248	n/a	$220
Square footage as of period end	1,610	283	n/a	1,893

Thirty-Nine Weeks Ended November 3, 2007	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$336,190	$95,421	n/a	$431,611
% of total sales	78%	22%	n/a	100%
Comparable store sales % increase (decrease)	0.9%	(6.5)%	n/a	-0.9%
Operating income (loss)	$43,817	$(9,598)	$(26,290)	$7,929
Interest income, net	$—	$—	$3,436	$3,436
Income (loss) before provision for income taxes	$43,817	$(9,598)	$(22,854)	$11,365
Depreciation and amortization	$6,058	$2,548	$1,319	$9,925
Number of stores as of period end	396	94	n/a	490
Sales per square foot	$229	$306	n/a	$242
Square footage as of period end	1,557	295	n/a	1,852

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest (expense) income, net, and income (loss) before provision (benefit) for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results in the thirteen and thirty-nine weeks ended November 1, 2008, include $0.1 million and $0.4 million, respectively, of non-cash asset impairment charges. Wet Seal operating segment results in the thirty-nine weeks ended November 3, 2007, include $0.1 million of non-cash asset impairment charges.

Arden B operating segment results in the thirteen and thirty-nine weeks ended November 1, 2008, include $0.4 million and $0.4 million, respectively, of non-cash asset impairment charges. Arden B operating segment results in the thirteen and thirty-nine weeks ended November 3, 2007, include $1.6 million and $1.7 million, respectively, of non-cash asset impairment charges.

Corporate expenses in the thirty-nine weeks ended November 1, 2008, include non-cash interest expense of $1.9 million as a result of accelerated write-off of discounts on Secured Convertible Notes, deferred financing costs and accrued interest upon conversions of Secured Convertible Notes.